UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2008

COTT CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-31410	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road
Mississauga, Ontario, Canada	L4V 1H6
5519 West Idlewild Avenue, Suite 100
Tampa, Florida, United States	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(905) 672-1900
(813) 313-1800

5481 West Waters Avenue, Suite 111 Tampa, Florida 33634

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 2, 2008, Cott Corporation (“the Company”) obtained the signatures of its lenders sufficient to make effective a Letter Amendment to its senior secured credit facilities that provide for financing in the United States, Canada, the United Kingdom, and Mexico (the “Credit Facilities”). In return, the Company has agreed to pay an amendment fee and increase the per annum interest rate by 50 basis points per annum on the loans outstanding from the last day of the fourth fiscal quarter ended December 29, 2007 to the last day of the first fiscal quarter ending March 29, 2008.

The Credit Facilities allow for revolving credit borrowings in a principal amount of up to $225,000,000 under two separate facilities: (1) a $220,000,000 multicurrency facility made by certain lenders to the Company and its indirect wholly-owned subsidiaries, and (2) a $5,000,000 Mexican facility being made by a certain lender to the Company’s indirect 90% owned subsidiary Cott Embottelladores de Mexico, S.A. de C.V. Wachovia Bank, National Association acts as administrative agent for the lenders under the multicurrency credit facility.

The Letter Amendment adjusts the maximum total leverage ratio that is required to be maintained under the Credit Facilities for the period from September 30, 2007 through and including December 29, 2007 from 3.00 to 1.00 to 4.00 to 1.00. The amendment also provides that the fixed charge coverage ratio calculation for the period ended December 29, 2007 shall exclude certain capital expenditures. A conforming change was made to align the covenants in the Receivables Purchase Agreement originally entered into as of April 1, 2005 among the Company, Cott USA Receivables Corporation, Cott Beverages Inc., Park Avenue Receivables Company, LLC and JPMorgan Chase Bank, N.A.

On January 8, 2008, the Company issued a press release announcing the amendments. This press release is furnished herewith as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this Item 1.01 as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated January 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: January 8, 2008	By:	/s/ Juan Figuereo
Juan Figuereo
Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated January 8, 2008.